Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 15, 2012, with respect to the combined financial statements of the High Plains Broadcasting Operating Company LLC Stations and Newport Television LLC Stations in Binghamton, NY; Elmira, NY; Jackson, TN; Little Rock, AR; Memphis, TN; Salt Lake City, UT; Syracuse, NY; and Watertown, NY along with Inergize Digital and the New York Hub Operating Divisions as of December 31, 2011, 2010 and 2009 and for the years then ended, which are included in this Amendment No. 1 to this Registration Statement and Prospectus on Form S-3. We hereby consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Wichita, Kansas
November 16, 2012